EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174890, 333-174891, and 333-180926 on Form S-8 of our report dated November 29, 2023, relating to the financial statements of Capitol Federal Financial, Inc. and subsidiary appearing in this Annual Report on Form 10-K for the year ended September 30, 2025.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 26, 2025